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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  October 2, 2017

Heatwurx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-184948	45-1539785
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 S Lake Avenue #615, Pasadena, CA	91101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (626) 364-5342

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

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Item 1.01

Entry into a Material Definitive Agreement.

Acquisition Agreement

On October 2, 2017, Heatwurx, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Promet Therapeutics, LLC, a limited liability company incorporated pursuant to the laws of the State of Delaware (“Promet”), and Processa Therapeutics, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Processa”), pursuant to which, at the closing, the Company will acquire all of the assets of Promet, in exchange for approximately 222,217,000 shares of the common stock of the Company, which, at the closing, will constitute approximately 90% of the Company’s issued and outstanding common stock on a fully diluted basis. Immediately following the closing there will be approximately 246,908,000 shares issued and outstanding of which the current shareholders of the Company will own approximately, 24,691,000 shares after giving effect to shares issuances made for Series D Preferred stock and existing debt that converted in common stock.

At the closing, the Company will assign to Processa all of the assets and operations of Promet that will continue to operate the business of Promet. Following the closing, Promet will appoint officers and directors of the Company.

The Asset Purchase Agreement contains customary terms and conditions, including completion of due diligence by the parties and is contingent on elimination of substantially all debt and certain other conditions. The summary of the Asset Purchase Agreement is qualified in its entirety by reference to the complete text of the agreement which is incorporated by reference into this report as described below.

Item 8.01

Other Events

On October 3, 2017, the Company issued a press release announcing execution of the definitive Asset Purchase Agreement with Promet, a clinical stage biotechnology company that develops drug products to improve the survival and/or quality of life for patients who have an unmet medical need or no alternative treatment. Upon completion of the Promet equity holders would beneficially own 90% of the combined company on a fully diluted basis and Heatwurx shareholders would own the remaining 10% of the combined company on a fully diluted basis.  The stated percentage ownership is of the combined company before giving effect to any securities which may be issued in connection with proposed financing activities.

Closing is scheduled on or about October 5, 2017 subject to finalizing certain legal and tax matters. After the closing, the Company will be renamed, a new symbol will be obtained to reflect the name change and new business focus, and the common stock of the combined entities will continue to trade on otcmarkets.com. The parties anticipate that the shares of Heatwurx will be combined in a reverse split that may range from 1 new share for every existing 7 shares to 1 new share for every existing 10 shares.

A copy of the press release entitled “Heatwurx, Inc. Announces Execution of Definitive Asset Purchase Agreement with Promet Therapeutics, LLC” is attached as Exhibit 99.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 9.01.

Financial Statements and Exhibits.

(d) Exhibits

2.1*	Asset Purchase Agreement dated October 2, 2017
99.1	Press release issued October 3, 2017

*

Schedules and exhibits omitted pursuant to Item 601(b)(2) of the Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heatwurx, Inc.

Date: October 4, 2017	By /s/ John P. McGrain
John P. McGrain Interim Chief Executive Officer

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